Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].”

LICENSE AND SERVICES AGREEMENT

This License and Services Agreement (this “Agreement”) is entered into as of February 20, 2024 (the “Effective Date”), by and between Serve Operating Co., a Delaware corporation (“Serve”), and Magna New Mobility USA, Inc., a Delaware corporation (“Magna”). Serve and Magna may be referred to herein collectively as the “Parties” or individually as a “Party.” Capitalized terms used herein but not otherwise defined shall have the meaning given to them in Appendix A hereto.

RECITALS

A.	Serve has developed, and continues to develop, the Serve AMR Technology and the AMR Products embodying the same;

B.	the Parties are entering into a strategic partnership comprising three relationships and transactions: (1) this Agreement; (2) a master services agreement (the “Master Services Agreement”); and (3) the delivery vehicle production scaling and purchase agreement (the “Production and Purchase Agreement”);

C.	Magna wishes to obtain from Serve, and Serve wishes to grant to Magna, a license to the Serve AMR Technology in the Licensed Fields of Use on the terms and conditions of this Agreement; and

D.	Magna wishes to obtain from Serve, and Serve wishes to provide to Magna, certain engineering support, technical support, and related services on the terms and conditions of this Agreement.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. License Grant.

1.1 License to Serve AMR Technology. Subject to the terms and conditions under this Agreement, Serve hereby grants, and agrees to grant, to Magna and Magna’s Affiliates, a non-exclusive [***] license to the Serve AMR Technology in the Licensed Fields of Use to develop, have developed, make, have made, manufacture, have manufactured, use, have used, host, have hosted, sell, have sold, offer for sale, import, export, or otherwise fully exploit and commercialize the AMR Products in the Territory, including, without limitation, the right to copy, conceive or reduce to practice (constructively or actually), modify, and make derivative works in and to same (“Magna License”). Magna agrees that it will not and will not allow others to reverse engineer the Serve AMR Technology.

1.2 Limited Post-Termination License. Except for termination of the Agreement by Serve pursuant to Section 11.2(b), the Magna License shall survive termination of this Agreement solely to the extent necessary for Magna to support those AMR Products offered to Magna Customers as of such termination.

2. Serve Commercialization Support.

2.1 AMR Products Commercialization Support. During the Term, Serve shall provide Magna with all reasonable engineering, technical, and related support services that Magna may request from time to time in writing and in furtherance of commercialization of the Serve AMR Technology and AMR Products (such services and support, the “Development Services”). Except as expressly set forth herein, any Development Services shall be provided under the Master Services Agreement and, if expired or terminated, under terms and conditions that are consistent with the terms of the Master Services Agreement. Magna acknowledges and agrees that, where the Development Services will require Serve to undertake efforts that are not insubstantial, Magna shall negotiate in good faith with Serve to determine Serve’s compensation for such Development Services and such compensation shall be set forth in a separate quote or similar document establishing the Development Services to be provided and the compensation payable to Serve therefor. Development Services may include, without limitation:

(a)	Performing development services for the Serve AMR Technology, including modifications to the AMR Products that may be requested by Magna or a Magna Customer (i.e. a developing a solution for a specific Magna or Magna Customer desired use case or enabling interoperation with Magna or third-party products or technologies);

(b)	Assisting Magna with any development work performed by Magna on the Serve AMR Technology and the AMR Products;

(c)	Providing technical and development resources, including an application programming interface that are sufficient to allow Magna to develop and have developed additional software that interacts, interoperates, and functions with the Serve AMR Technology and the AMR Products, including the AMR Vehicle and the Serve Software;

(d)	Optimizing the performance of all software incorporated into or used with respect to the AMR Products or any Magna or third-party products or technologies; and

(e)	Testing and improving the safety of the Serve AMR Technology and the AMR Products licensed to Magna under this Agreement for Magna’s or Magna Customers’ business use cases.

2.2 Notwithstanding anything contained in this Agreement or the Master Services Agreement, each of Magna and Serve acknowledge and agree that with respect to writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever and all intellectual property therein and thereto, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Serve pursuant to any Development Services that are commissioned by the Parties pursuant to the Master Services Agreement or in a mutually executed document and, in each case, references this Agreement (“Specific Developed Technology”) the following construct applies:

(a)	All Specific Developed Technology that is a derivative work or modification of the Serve AMR Technology and does not incorporate Magna Intellectual Property Rights (“Modified Serve AMR Technology”) is owned by Serve, is deemed Serve AMR Technology, and is automatically included in the Magna License.

(b)	All Specific Developed Technology that is not Modified Serve AMR Technology is owned by Magna (“Assigned Technology”) and Serve hereby assigns, agrees to assign, and shall cause its employees to assign, to Magna all right, title and interest in and to such Assigned Technology to Magna throughout the world, without the necessity of any further consideration, and Magna shall be entitled to obtain and hold in its own name all rights to such Assigned Technology.

2.3 Terms Relating to Commercialization Support.

Following any request made pursuant to Section 2.1 for Development Services anticipated to create new features or software not currently available with respect to existing Serve AMR Technology or AMR Products, Magna and Serve shall cooperate in good faith for up to thirty (30) days to develop a project plan that will set forth the scope of such Development Services and fees and expenses related thereto, and all other reasonable steps to determine a solution satisfying such Development Services request. For clarity, the timing of any such Development Services or creation of new work product will be set forth in a writing mutually agreed upon by the parties.

3. Additional AMR Products Terms.

3.1 Modifications to AMR Products. Serve covenants and agrees that it will not make any material modifications, updates or enhancements to any of the Serve AMR Technology or the AMR Products, including in any New Versions and Updates, in each case that would render earlier versions of the Serve AMR Technology or AMR Products that have been provided to Magna, in whole or in part, Obsolete, without making such modifications, updates or enhancements available to Magna, in which case (i) Serve must promptly provide all such modifications, updates, and/or enhancements to such Serve AMR Technology or the AMR Products to Magna, and (ii) all such modification, updates, and/or enhancements shall be automatically included in the Magna License.

Notwithstanding anything to the contrary, no rights are granted hereunder to (and Serve is not obligated to deliver) modifications, updates or enhancements to any of the Serve AMR Technology or the AMR Products, including in any New Versions and Updates, that do not render the version of the Serve AMR Technology or AMR Products that have been provided to Magna Obsolete.

3.2 Software Services. Serve and Magna shall negotiate in good faith the provision of any additional services from Serve relating to the Serve Software, including but not limited to software hosting services. Any agreement for Serve to provide such services will be set forth in a writing signed by the Parties.

3.3 Magna Provided Services. Magna may, with Serve’s consent, provide certain engineering services and technical resources to Serve to improve or modify the Serve AMR Technology and AMR Products. Magna may, in its sole discretion, require reasonable compensation from Serve for such engineering services and technical resources on terms set forth in a separate quote or similar document establishing the services to be provided and the compensation payable to Magna therefor.

3.4 MDP Delivery; Manufacture. Within [***], Serve will deliver to Magna the MDP for its existing AMR Vehicle(s) in a manner that permits Magna to manufacture the AMR Vehicle and future derivatives thereof and fully incorporate the Serve Software. Magna may, but is not required to, follow the MDP with respect to its manufacture of AMR Vehicles in connection with this Agreement. In no event will Magna be required to share with Serve any Magna know-how related to the details of the assembly process for the AMR Vehicles or any related vehicle developed by Magna, except as contemplated by the Production and Purchase Agreement.

3.5 Hosting of Serve Software. Magna shall have the right, to host, or cause a third party to host, the Serve Software; provided, however, that if Magna requires a third party to host the Serve Software, such third party must agree to confidentiality terms and other terms that are at least as protective of the Serve Software as the terms of this Agreement. Notwithstanding the foregoing, Magna may request that Serve host the Serve Software. Any such hosting by Serve shall be set forth in separate terms and conditions and shall include standard terms including related to fees and compensation. Serve shall make the Serve Software available to Magna in those formats reasonably requested by Magna pursuant to the Master Services Agreement.

3.6 New Versions and Updates. No New Versions and Updates that relate to, or may materially and negatively impact, the Current Use Case may be introduced to any Serve Software in use by Magna, Magna Affiliates, or Magna Customers without Magna’s express written consent. In the event Serve plans an introduction of a New Version and Update that relates to, or impacts, the Current Use Case, it shall provide Magna with written notice of such plan and provide Magna and Magna Affiliates with a sandbox environment to test the consequences of introducing such New Version and Update sufficiently in advance of the introduction of such New Version or Update.

4. Service Levels.

4.1 Availability Requirement. Serve shall ensure that the Serve Software is Available to Magna and, on Magna’s instructions, any Magna Affiliate and Magna Customer, as measured over the course of each calendar month during the Term (each such calendar month, a “Service Period”), at least [***]% of the time, excluding periods that the Serve Software is not Available due to an Exception (the “Availability Requirement”). “Available” means the Serve Software operates in the manner for which it was created. “Availability” has a correlative meaning. The Serve Software is not considered Available in the event of any performance degradation or inoperability of the Serve AMR Technology, in whole or in part.

4.2 Remedies for Service Availability Failures.

(a)	If the actual Availability of the Serve Software is less than the Availability Requirement for any Service Period, such failure shall constitute a “Service Error”.

(b)	If the actual Availability of the Serve Software is less than the Availability Requirement in any two of four consecutive Service Periods, then Serve will be deemed to be in breach of this Agreement, and Magna shall be entitled to exercise all remedies available to it hereunder and under applicable law.

4.3 Exceptions. No period of Serve Software degradation or inoperability will be included in calculating Availability to the extent that such downtime or degradation is due to any of the following: (a) internet or other network traffic problems other than problems arising in or from networks actually or required to be provided or controlled by Serve; (b) Scheduled Downtime (as defined in Section 4.4); or (c) as a result of a force majeure event as described in Section 12.5 of this Agreement (each of (a), (b) and (c), an “Exception”, and collectively “Exceptions”).

4.4 Scheduled Downtime. Serve shall notify Magna at least fourteen (14) days in advance of all scheduled outages of the Serve Software in whole or in part (“Scheduled Downtime”). Serve agrees to reasonably coordinate with Magna on structuring Scheduled Downtime on a customer-by-customer basis with respect to Magna Customers, such that Scheduled Downtime occurs outside scheduled business hours when AMR Products are primarily operational, and otherwise occurs in a manner as minimally disruptive to Magna Customers as can reasonably be achieved, including by managing duration, time of day and frequency of such downtime.

4.5 Support Service Level Requirements. Magna is responsible for answering and resolving, or attempting to resolve, initial support requests for Service Errors from Magna Customers. If Magna is not able to correct such Service Error after undertaking commercially reasonable efforts, Magna may contact Serve with a support request for such Service Error. Serve shall correct all Service Errors and respond to and Resolve all support requests within [***] days of receipt from Magna thereof (such support services, the “Serve Support Services”). Magna acknowledges and agrees that Serves shall provide no more than [***] hours of Serve Support Services during the Term, and no more than [***] hours of Serve Support Services in any calendar month during the Term. If Magna requires any additional Serve Support Services beyond these amounts, the Parties shall negotiate in good faith to determine Serve’s compensation for such additional Serve Support Services and such compensation shall be set forth in a separate quote or similar document establishing the Serve Support Services to be provided and the compensation payable to Serve therefor. “Resolve” (including “Resolved,” “Resolution,” and correlative capitalized terms) means that, as to any Service Error, Serve has provided Magna the corresponding Service Error correction and Magna has confirmed such correction and its acceptance thereof.

5. [***].

6. Confidential Information. This Agreement shall be governed by the confidentiality provisions set out in the Master Services Agreement and “Confidential Information” as used herein shall have the meaning ascribed to it in the Master Services Agreement. Notwithstanding anything to the contrary in this Agreement or the Master Services Agreement, a receiving Party’s obligations of confidentiality shall not be construed to limit its right to independently develop or acquire products, technologies or services (including products, technologies or services that are competitive with products, technologies or services of the disclosing Party) without use of the disclosing Party’s Confidential Information (as such term is defined in the Production and Purchase Agreement) or as otherwise permitted by this Agreement. Further, the receiving Party shall be free to use for any purpose without royalty information about improvements retained in unaided memory, other than relating to manufacturing information, resulting from access to or work with the Confidential Information of the disclosing Party. For greater certainty, Magna shall not use or share any Confidential Information with a Serve Competitor.

7. Technology Escrow

[***].

8. Intellectual Property Matters.

8.1 Background Rights. Except as expressly set forth herein, each Party shall:

(a)	retain all right, title, and interest in and to all Intellectual Property Rights owned or controlled by it; and

(b)	own and retain all right, title, and interest in and to all Intellectual Property Rights developed by it hereunder or outside of this Agreement.

8.2 Ownership of User Data. As between Magna and Serve, Magna is and will remain the sole and exclusive owner of all right, title, and interest in and to all User Data, including all Intellectual Property Rights relating thereto.

9. Serve Representations and Warranties.

9.1 Design Warranty Regarding AMR Vehicles. Serve represents and warrants that the AMR Vehicles designed by Serve (including those for which Serve has delivered an MDP) will, to Serve’s knowledge, be free from latent, patent, or other defects in design (the “Design Warranty”). The Design Warranty will survive Magna’s or a Magna Customer’s inspection, test, delivery, acceptance, or use of any AMR Vehicle or any payments made by Magna to Serve related to an AMR Vehicle. Any approval by Magna of any designs, drawings, specifications, or other materials provided by Serve to Magna is not a waiver or limitation of the Design Warranty. In the event of a breach of the Design Warranty and subject to the foregoing, Serve will be responsible for all reasonable costs and expenses to remedy the Design Warranty.

9.2 Intellectual Property Representations and Warranties Regarding the Serve AMR Technology. Serve represents and warrants that:

(a)	when used in accordance with this Agreement and the Documentation, the Serve AMR Technology does not and will not infringe, misappropriate, or otherwise violate any Intellectual Property Right or other right of any third party;

(b)	Serve is the exclusive owner of the Intellectual Property Rights in and to (i) the Serve AMR Technology, and (ii) the Intellectual Property Rights incorporated into the AMR Products; and

(c)	the Escrow Materials actually deposited by Serve into escrow pursuant to Section 7 will, to the extent such materials exist: (i) enable one of ordinary skill to make, use, sell, support, and continue the development of the AMR Technology and the AMR Products without undue burden; and (ii) will include all of the AMR Technology useful or necessary for Magna to appreciate and practice the Magna License to the full extent contemplated in the grant language thereof and, in each case, without undue burden.

9.3 Representations and Warranties Regarding the Serve Software. Serve represents and warrants that:

(a)	Serve has and will retain the ability to enter into this Agreement and grant the licenses to Magna hereunder;

(b)	the Serve Software will perform in the manner intended and in accordance with generally accepted industry standards during the Term of this Agreement;

(c)	the Serve Software does not contain any virus or other malicious code that would cause the Serve Software to become inoperable or incapable of being used in the manner intended and in accordance with generally accepted industry standards;

(d)	the Serve Software does not contain any “copyleft” (i.e. GPL, AGPL) open source components; and

(e)	when used by Magna or any Magna Affiliate in accordance with this Agreement and the Documentation, no Serve Software, or Documentation as delivered or installed by Serve does or will infringe, misappropriate, or otherwise violate any Intellectual Property Right or other right of any third party.

10. Serve Indemnification; Limit of Liability.

10.1 Indemnification by Serve. Serve shall indemnify, defend and hold harmless Magna, Magna Affiliates and their respective directors, officers, employees, agents, representatives, successors, and assigns (“Magna Indemnitees”) from any and all Losses and threatened Losses to which any Magna Indemnitee becomes subject, due to, arising from or relating to third party claims, demands, actions or threats of action (whether in law, equity or in an alternative proceeding) (each, a “Claim” and collectively, “Claims”) resulting from, arising out of or otherwise in connection with:

(a)	Serve’s breach of any provision of this Agreement or the inaccuracy, untruthfulness, or breach of any representation or warranty made by Serve under this Agreement;

(b)	the intentional, wrongful, reckless, criminal, fraudulent, or grossly negligent acts or omissions of Serve or other Serve Personnel;

(c)	any Infringement Claim resulting from, arising out of or relating to Intellectual Property Rights in or to the AMR Products, or any licenses provided hereunder by Serve to Magna or any Magna Affiliate provided, however, that such Infringement Claim is not the result of any modifications, combinations or alterations to the AMR Products which are not approved by Serve in writing;

(d)	any action or allegations of a violation of applicable law by Serve or other Serve Personnel, whether asserted against Serve, other Serve Personnel, Magna, any Magna Affiliate, or any Magna Customer;

(e)	personal injury (including death) or real or tangible property damage resulting from the grossly negligent or intentionally tortious acts or omissions of Serve or other Serve Personnel; or

(f)	unauthorized disclosure or misappropriation of Magna, Magna Affiliate, or Magna Customer Confidential Information or User Data.

10.2 Indemnification Procedure. The affected Magna Indemnitee shall promptly notify Serve in writing of any action for which such Magna Indemnitee believes it is entitled to be indemnified and cooperate with Serve at Serve’s request and sole cost and expense. Serve shall promptly assume control of the defense and investigation of such action, at Serve’s sole cost and expense. The Magna Indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing. Serve shall not settle any action without such Magna Indemnitee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Magna Indemnitee’s failure to perform any obligations under this Section 8.2 will not relieve Serve of its obligations under this Section 8 except to the extent that Serve can demonstrate that it has been materially prejudiced as a result of such failure.

10.3 Infringement Indemnification Procedures. Serve shall give Magna prompt written notice of any written threat, warning, or notice of any Infringement Claim against it. In the event any portion of the AMR Products or any Serve AMR Technology is held or is likely to be held to constitute a misappropriation, violation or infringement of the Intellectual Property Rights of any third party, Serve may, at its sole option and expense, take one or more of the following actions at no additional cost to the Magna Indemnitees, and without limitation to an indemnification obligations: (a) procure the right for the Magna Indemnitees to continue the use such Serve Software, the Documentation, or the impacted AMR Product without material interruption, or (b) replace the infringing items with non-infringing items with substantially similar features and functionality.

10.4 Limitations of Liability.

(a)	NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT FOR (1) LIABILITIES ARISING OUT OF A PARTY’S FRAUD OR WILLFUL MISCONDUCT, AND (2) LIABILITIES ARISING OUT OF A PARTY’S BREACH OF SECTION 4 (CONFIDENTIAL INFORMATION), IN NO EVENT SHALL EITHER PARTY OR ITS REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (I) WHETHER SUCH DAMAGES WERE FORESEEABLE, (II) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (III) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

(b)	MAXIMUM LIABILITY FOR DAMAGES. EXCEPT FOR (1) LIABILITIES ARISING OUT OF A PARTIES FRAUD OR WILLFUL MISCONDUCT, AND (2) LIABILITIES ARISING OUT OF A PARTY’S BREACH OF SECTION 4 (CONFIDENTIAL INFORMATION), IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED [***].

11. Term and Termination.

11.1 Term. The term of this Agreement begins on the Effective Date and will continue until terminated by either Party in accordance with Section 9.2 (the “Term”).

11.2 Termination. In addition to any other express termination right set forth in this Agreement:

(a)	Magna may terminate this Agreement for convenience, for any reason or no reason, upon sixty (60) days prior written notice to Serve;

(b)	either Party may terminate this Agreement, effective on written notice to the other Party, if the other Party materially breaches this Agreement, and such breach:

(1)	is incapable of cure; or

(2)	being capable of cure, remains uncured sixty (60) days after the non-breaching Party provides the breaching Party with written notice of such breach; and

(c)	either Party may terminate this Agreement, effective immediately upon written notice to the other Party, upon the occurrence of an Insolvency Event pertaining to the other Party.

11.3 Effect of Expiration or Termination. Upon expiration or earlier termination of this Agreement, the licenses granted by each party to the other hereunder will also terminate, and, each Party shall cease using and delete, destroy, or return all copies of the other party’s Confidential Information and Intellectual Property Rights.

11.4 Serve Change in Control. In the event of a merger, acquisition, change of control or sale of substantially all of the business or assets of Serve (“Serve Change of Control”), Magna agrees to consider and negotiate in good faith any commercially reasonable revisions to this Agreement proposed by a potential acquiror of Serve, provided that any proposed revisions shall not undermine the commercial viability of Magna products using the Serve AMR Technology. For greater certainty, the Magna License shall survive any Serve Change of Control until such time as the foregoing revised license is agreed upon.

11.5 Survival. This Section 11.5 and Section 1.2, Sections 4 through 10, and Section 12 survive any termination or expiration of this Agreement. No other provisions of this Agreement survive the expiration or earlier termination of this Agreement.

12. Miscellaneous.

12.1 Further Assurances. Each Party agrees to execute any and all documents and instruments of transfer, assignment, assumption, or novation and to perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement.

12.2 Entire Agreement. This Agreement, together with the Production and Purchase Agreement and the Master Services Agreement, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations, and warranties and agreements, both written and oral, with respect to such subject matter. In the event of a conflict between the Master Services Agreement and this Agreement, this Agreement shall prevail.

12.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Neither Party may assign, voluntarily or by operation of law, this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld. Any purported assignment of this Agreement, in whole or in part, without the prior written consent of the other Party shall be void and of no effect. Notwithstanding the foregoing, and without the other Party’s consent:

(a)	Magna may assign this Agreement, delegate its obligations or assign its rights hereunder to an affiliate or a third Party, provided that Magna shall remain responsible for such affiliate’s or third Party’s compliance with this Agreement; and

(b)	Either Party may assign this Agreement to a third Party to whom all or substantially all assets or shares of the business unit performing this Agreement are transferred (for clarity, including in connection with a merger, acquisition, change of control or sale of substantially all of the business unit performing this Agreement); provided, however, that nothing in this Section 10.3 shall permit Magna to assign this Agreement to a Serve Competitor.

(c)	Subject to Section 11.4, any assignment by Serve of this Agreement must be made together with an assignment of the AMR Technology, and any assignment by Serve of the AMR Technology must be made expressly subject to the Magna License in a manner that preserves all of Magna’s rights under this Agreement. Any purported assignment of this Agreement or the AMR Technology in conflict with the requirements of this Section 10.3(c) shall be void and of no effect.

12.4 Independent Contractor. Each Party hereto is and will remain at all times an independent contractor of the other Party in connection with this Agreement or the performance of any of the actions contemplated by this Agreement. Except as otherwise expressly provided in this Agreement, in all matters relating to this Agreement, each Party hereto will be solely responsible for the acts of its employees, agents and subcontractors, and employees or agents or subcontractors of one Party shall not be considered employees or agents or subcontractors of the other Party. Except as otherwise expressly provided for in this Agreement, no Party will have any right, power of authority to create any obligation, express or implied, on behalf of any other Party nor shall either Party act or represent or hold itself out as having authority to act as an agent or partner of the other Party, or in any way bind or commit the other Party to any obligations. Nothing in this Agreement is intended to create or constitute a joint venture, partnership, agency, trust or other association of any kind between the parties or persons referred to herein.

12.5 Force Majeure. The Parties’ obligations under this Agreement (other than payment obligations) shall be temporarily suspended during any period(s) where either Party is unable to carry out its obligations hereunder, despite commercially reasonable efforts, by reason of events or circumstances beyond the reasonable control of such Party, including, without limitation, an act of God or the public enemy, an act of terrorism, fire, flood, earthquake, tsunami, extreme weather conditions, general labor strike, civil disturbance, supply chain interruption, epidemic or pandemic (including the COVID-19 or any similar pandemic), trade embargo, or extraordinary government interference, and neither Party shall have any liability to the other Party for delay in performance or failure to perform while this Agreement is temporarily suspended; provided, however, that nothing in this Section shall affect or apply to Serve’s payment obligations.

12.6 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.

12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted only in the federal or state courts in the State of Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts.

12.8 All notices required or permitted hereunder shall be in writing addressed to the respective Parties as set forth herein, unless another address shall have been designated, and shall be delivered by hand or by registered or certified mail, postage prepaid:

Address of Serve:	730 Broadway
Redwood City, California, USA
94063
Attn: Ali Kashani, Chief Executive Officer

Address of Magna:	[***]
Attn: [***]

12.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, DocuSign, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

MAGNA NEW MOBILITY USA, INC.			SERVE OPERATING CO.

By:	/s/ Matteo Del Sorbo	By:	/s/ Ali Kashani
Name:	Matteo Del Sorbo	Name:	Ali Kashani
Title:	Executive Vice President, Magna New Mobility	Title:	Chief Executive Officer

By:	/s/ Jake Dadd
Name:	Jake Dadd
Title:	Senior Director, Engineering

APPENDIX A

Certain Definitions

1. Definitions.

1.1 “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

1.2 “AMR Product(s)” means products (including software) using, practicing, or incorporating the Serve AMR Technology, and products manufactured using, practicing or incorporating the Serve AMR Technology, including but not limited to the AMR Vehicle(s) and the Serve Software (in Source Code and Object Code form).

1.3 “AMR Vehicle(s)” means any autonomous mobile robot vehicle or other design that embodies Serve AMR Technology.

1.4 “Component Parts” means components, parts, assemblies, direct materials, and indirect materials (including raw materials), and software necessary for the assembly and manufacture of the AMR Vehicles.

1.5 “Current Use Case” means the current use case of the AMR Vehicles or the AMR Technology as of the date of this Agreement, including with respect to last mile delivery.

1.6 “Documentation” means Serve’s user manuals, handbooks, and installation guides of the software to which it relates.

1.7 “Escrow Materials” means [***].

1.8 “Improvements” means improvements, variations, updates, modifications and enhancements made or acquired at any time after the Effective Date by either Party.

1.9 “Infringement Claim” means any claim resulting from, arising out of or relating to the misappropriation, violation, or infringement of the Intellectual Property Rights of any third party.

1.10 “Insolvency Event” means a circumstance in which a Party:

(a)	becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;

(b)	files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law;

(c)	makes or seeks to make a general assignment for the benefit of its creditors; or

(d)	applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

1.11 “Intellectual Property Rights” means any and all registered and unregistered rights granted, applied for, or otherwise under or related to any patent, copyright, trademark, rights in software, trade secret, database protection, or other intellectual property rights laws, and all similar or equivalent rights or forms of protection, in any part of the world.

1.12 “Licensed Fields of Use” means [***].

1.13 “Losses” means all losses, liabilities, judgments, decrees, fines, penalties, damages, obligations, expenses, amounts paid in settlement and investigation, and costs and charges of any kind, including but not limited to, reasonable attorneys’ and investigation fees.

1.14 “Magna Customers” means Persons that are not Magna Affiliates that acquire (whether by sale, license, lease, or otherwise) from Magna an AMR Product.

1.15 “Materials” means all materials, whether complete or incomplete, including all tangible Intellectual Property Rights, layouts, bills of material, schematics, specifications, controller software, and any software related thereto or incorporated therein, in any requested formats (Source Code, object code, and the like).

1.16 “MDP” means the manufacturing data package and all related technical information for the AMR Vehicles that sets forth, among other things, the Component Parts, bill of materials (including all suppliers that supply such materials), and assembly process sheets that shows how each AMR Vehicle is assembled at each stage of manufacture, in each case, to the extent necessary for Magna to develop, validate, and assemble the AMR Vehicles.

1.17 “New Versions and Updates” means any new version or updates of any Serve Software that Serve may from time to time introduce or market (whether as a generally as a distinct licensed product or otherwise).

1.18 “Object Code” means the compiled version of Source Code.

1.19 “Obsolete” means the rendering of the instance of the Serve AMR Technology or AMR Products that have been provided to Magna: (i) unusable for the Current Use Case; (ii) incompatible with the Current Use Case; or (iii) incapable of being serviced or supported by, or not serviced or supported by, Serve’s employees.

1.20 “Person” means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association, or other entity.

1.21 “Release Event means the occurrence of any of the following:

(a)	Serve is the subject of an Insolvency Event;

(b)	Serve has terminated its on-going business operations;

(c)	Serve, or its successors or assigns, materially breaches its obligations under this Agreement or the Source Code Escrow Agreement, and fails to cure such breach within sixty (60) days upon receiving notice thereof; or

(d)	the Source Code Escrow Agreement terminates due to breach by Serve, or its successors or assigns, and is not replaced within thirty (30) days with another escrow agreement reasonably acceptable to Magna, provided that Serve has received notice of such termination and Magna’s acceptance of a replacement escrow agreement is not unreasonably delayed or withheld.

1.22 “Serve AMR Technology” means [***].

1.23 “Serve Competitor” means [***].

1.24 “Serve Personnel” means Serve, Serve Affiliates, their subcontractors, and their respective employees, representatives, contractors, subcontractors, agents, auditors, advisors and other third parties acting on their behalf.

1.25 “Serve Software” means all software and related technology owned or controlled by Serve, including all software useful or necessary to provide operation of the AMR Products including the autonomous mobile robots.

1.26 [***].

1.27 “Source Code” means the human readable source code of the software to which it relates, in the programming language in which the software was written and, to the extent such materials exist, together with all related flow charts, code, and technical documentation, including a description of the procedure for generating object code, all of a level sufficient to enable a programmer reasonably fluent in such programming language to understand, build, operate, support, maintain, and develop modifications, upgrades, updates, adaptations, enhancements, new versions, and other derivative works and improvements of, and to develop computer programs compatible with, the software to which it relates.

1.28 “Territory” means worldwide.

1.29 “User Data” means any and all information, data, materials, works, expressions, or other content, including any that are (i) uploaded, submitted, posted, transferred, transmitted, or otherwise provided or made available by or on behalf of Magna, any Magna Affiliate, or any Magna Customer. All output, copies, reproductions, improvements, modifications, adaptations, translations, and other derivative works of, based on, derived from, or otherwise using any User Data are themselves also User Data.